FREEDOM INVESTMENT TRUST
                    - JOHN HANCOCK FINANCIAL INDUSTRIES FUND

                       AMENDMENT TO DISTRIBUTION AGREEMENT

      WHEREAS, the Freedom Investment Trust, a Massachusetts business trust (the "Trust"), has entered into a Distribution Agreement, dated as of July 1, 1992 (the "Agreement") with John Hancock Funds, Inc. ("JHF") with respect to its existing series of shares;

      WHEREAS, the Board of Trustees of the Trust have determined to establish a new series of shares of the Trust designated as John Hancock Financial Industries Fund ("Financial Industries Fund");

      NOW THEREFORE, in consideration of the mutual covenants below, the parties hereto agree as follows:

      1. Reference in the Agreement to the Trust and shares of beneficial interest of the Trust shall be deemed to refer to all existing series and Financial Industries Fund.

      2. In the event that the Trust establishes one or more series of shares in addition to all existing series and Financial Industries Fund with respect to which it intends to have JHF be the principal underwriter under the terms of the Agreement, it shall so notify JHF in writing, and if JHF agrees in writing to provide principal underwriting services, references in the Agreement to the Trust shall be deemed to include the additional series of shares.

      3. The obligations of the Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of the Trust, but the Trust's property only shall be bound.

      IN WITNESS WHEREOF, the parties hereto have executed this amendment on the 1st day of March, 1996.


                            FREEDOM INVESTMENT TRUST
                            - John Hancock Financial Industries Fund


                            By:  _____________________________________


                            JOHN HANCOCK FUNDS, INC.


                            By:  _____________________________________


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